      Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION ANNOUNCES ACQUISITION OF
RECREATIONAL VEHICLE PRODUCT LINE

CLEARWATER FLORIDA, April 26, 2006 - Technology Research Corporation (TRC), (NASDAQ-TRCI), today announced that it has entered into a purchase agreement with Automated Engineering Corporation (AEC),
dB Technologies, Inc. (dB Tech) and David Bailey, principal shareholder of dB Tech, to acquire AEC’s Recreational
Vehicle (RV) product line including intellectual property owned by related parties (dB Tech and David Bailey).

Robert S. Wiggins, TRC’s Chairman, President and CEO said, “This acquisition reinforces our commitment to provide leadership in the RV marketplace for surge and transfer switch products. It also supports our strategy of supplementing our company’s internal growth with targeted investments in new technologies that advance our company’s leadership position and that provide us both revenue and bottom line growth potential in this estimated $20 to $25 million segment of the RV market.

Ned Schiff, TRC’s Vice President of Commercial Sales and Marketing added, “This acquisition complements our existing RV business by allowing us to offer electrical safety solutions to a broader range of RV manufacturers.
Specifically, we expect AEC’s networking capability will provide us with a leadership position for electronic communications in Recreational Vehicles.” Schiff continued, “As part of this acquisition, David Bailey will enter into a three year consulting agreement with TRC. David brings many years of experience in technology and application development for the RV marketplace. He currently serves as chairman of the RV-C Connector Committee of the Recreational Vehicle Industry Association.”

David Bailey commented “I believe that the synergies gained from combining AEC’s new product lines with TRC’s established marketing organization will accelerate the growth of our current RV business.” David continued, “My customers have always been the focus of our business and a critical factor for me in entering into this transaction is
TRC’s reputation for providing outstanding support to its customers.”

TRC will pay AEC and related entities a combination of cash, restricted TRC common stock and escrowed TRC common stock representing a contingent payment that will be earned if certain specified targets are met. The closing is expected within a week and is subject to customary closing conditions including necessary consents and approvals.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the
United States Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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